UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Ditech Networks, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DITECH NETWORKS, INC.
825 E. Middlefield Road
Mountain View, California 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On October 10, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of DITECH NETWORKS, INC., a Delaware corporation. The meeting will be held on Wednesday, October 10, 2007 at 1:00 p.m. local time at Ditech’s offices, 825 E. Middlefield Road, Mountain View, California 94043, for the following purposes:

1.                To elect one director to hold office until the 2010 Annual Meeting of Stockholders.

2.                To ratify the selection by Ditech’s Audit Committee of PricewaterhouseCoopers LLP as Ditech’s independent registered public accounting firm for Ditech’s fiscal year ending April 30, 2008.

3.                To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is September 5, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

William J. Tamblyn
Secretary
Mountain View, California
September 10, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

DITECH NETWORKS, INC.
825 E. Middlefield Road
Mountain View, California 94043

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

October 10, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Ditech Networks, Inc. is soliciting your proxy to vote at Ditech’s 2007 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

Ditech intends to mail this proxy statement and accompanying proxy card on or about September 12, 2007 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on September 5, 2007 will be entitled to vote at the annual meeting. On this record date, there were 33,250,831 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on September 5, 2007 your shares were registered directly in your name with Ditech’s transfer agent, Wells Fargo Bank, National Association, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on September 5, 2007 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•       Election of one director;

•       Ratification of PricewaterhouseCoopers LLP as Ditech’s independent registered public accounting firm for Ditech’s fiscal year ending April 30, 2008.

How do I vote?

You may either vote “For” the nominee to the Board of Directors or you may “Withhold” your vote for the nominee. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•       To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•       To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Ditech. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of September 5, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the nominee for director, and “For” the ratification of the Audit Committee’s appointment of our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•       You may submit another properly completed proxy card with a later date.

•       You may send a written notice that you are revoking your proxy to Investor Relations Department, Ditech Networks, Inc., 825 E. Middlefield Road, Mountain View, CA 94043.

•       You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

If you want to make a proposal to be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by May 15, 2008, to Investor Relations Department, Ditech Networks, Inc., 825 E. Middlefield Road, Mountain View, CA 94043; however, if Ditech’s 2008 Annual Meeting of Stockholders is not held between September 10, 2008 and November 9, 2008, then the deadline will be a reasonable time prior to the time we begin to print and mail our proxy materials. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no earlier than June 12, 2008 and no later than July 12, 2008; provided, however, that in the event that the date of the annual meeting is held more than 30 days prior to or more than 30 days after October 10, 2008, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to the 2008 annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items.

How many votes are needed to approve each proposal?

•       For the election of the director, the nominee receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•       To be approved, Proposal No. 2, to approve the ratification of our Audit Committee’s selection of our independent registered public accounting firm, must receive a “For” vote from the majority of shares voting either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 33,250,831 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in Ditech’s quarterly report on Form 10-Q for the second quarter of fiscal 2008 which we expect to file on or before December 10, 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

Ditech’s Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors, unless the Board determines that the vacancy shall be filled by the stockholders. A director elected by the Board to fill a vacancy shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

The Board of Directors presently has five members. There is one director in the class the term of office of which expires in 2007. Mr. Hasler, the sole nominee, is currently a director of Ditech who was previously elected by the stockholders. If elected at the annual meeting, the nominee would serve until the 2010 annual meeting and until his or her successor is elected and has qualified, or until the director’s death, resignation or removal.

It is Ditech’s policy that its directors are encouraged to attend the Annual Meeting, and may do so telephonically. All of Ditech’s directors attended the 2006 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. The nominee receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. The person nominated for election has agreed to serve if elected, and management has no reason to believe that the nominee will be unable to serve.

The following is a brief biography of the nominee and each director whose term will continue after the Annual Meeting.

NOMINEE FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2010 ANNUAL MEETING

William A. Hasler, age 65, has been a director of Ditech since May 1997. He was the Vice Chairman of Aphton Corporation, a bio-pharmaceutical company and he served as its Co-Chief Executive Officer until February 2004. From August 1991 to July 1998, Mr. Hasler was the Dean of the Haas School of Business at the University of California at Berkeley, and from January 1984 to August 1991, Mr. Hasler served as a Vice Chairman of KPMG Peat Marwick. Mr. Hasler is a director of numerous companies, including Schwab Funds, a financial service company, Solectron Corp., an electronics manufacturing services company (where he also serves as chairman), and Harris Stratex Networks. He received a B.A. from Pomona College and an M.B.A. from Harvard University.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF THE NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2008 ANNUAL MEETING

Gregory M. Avis, age 48, has been a director of Ditech since February 1997. Mr. Avis has served as a Managing Partner of Summit Partners, a venture capital and private equity firm, since 1990 and has been a General Partner since 1987. Mr. Avis also served as a director of IMPAC Medical Systems, a developer and marketer of oncology practice management systems, and several privately held companies. Mr. Avis received a B.A. from Williams College and an M.B.A. from Harvard University.

Edwin L. Harper, age 62, has been a director at Ditech since December 2002, has served as our Lead Independent Director since November 2003, has served as our Chairman of the Board since June 2007 and as our Interim Chief Executive Officer since August 15, 2007. He also serves on the Board of Directors of Avocent, Inc., a leading worldwide manufacturer of keyboard, video and mouse switching and connectivity systems for IT Managers in network client/server environments, Verari, Inc., a privately held manufacturer of high performance cluster computers, and MxLogic, Inc., a privately held software firm that provides e-mail security software and managed services. Mr. Harper has over 30 years experience in the high-tech field and has served as President and Chief Executive Officer of several companies, including Colorado Memory Systems, a computer storage company. From August 1999 to June 2001, Mr. Harper served as President and Chief Executive Officer at Manufacturing Technology, Inc., a manufacturer of slicing machine systems. Mr. Harper currently serves as the Chairman and Chief Executive Officer of White Cell Software, Inc., a start up providing end-point network security software. Mr. Harper also has extensive experience serving on several companies’ Board of Directors. From 1993 to May 2002, Mr. Harper served on the Board of Directors of Network Associates, a $1 billion network security and management software company. During part of his tenure on the Network Associates’ Board, Mr. Harper served as Chairman. He received a B.S. and an M.S. in electrical engineering from Colorado State University.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2009 ANNUAL MEETING

Dr. Andrei M. Manoliu, age 55, has been a director of Ditech since June 2000. He is currently an independent business and financial consultant to emerging growth companies. From September 2000 to October 2001, Dr. Manoliu served as the Chief Executive Officer of Nanomix, Inc., a leading nanoelectronic detection company. From 1982 through March 2000, Dr. Manoliu was an attorney with Cooley Godward LLP, where he was a senior partner prior to his departure. During his tenure at Cooley Godward LLP, he served as outside counsel to Ditech. Dr. Manoliu received a Ph.D. in Solid State Physics from the University of California, Berkeley, and a J.D. from Stanford Law School.

David M. Sugishita, age 59, has served as a director and Chairman of the Audit Committee of Ditech since February 2003. He also serves as director and non-executive Chairman of the Board, Chairman of the Audit Committee as well as Chairman of the Corporate Nominating & Governance Committee for Atmel Corporation. In addition, he serves as director for Micro Component Technology. Since 2000, Mr. Sugishita has taken various short-term assignments including Exective Vice President of Special Projects at Peregrine Systems, a global provider of enterprise software, from December 2003 to July 2004, and Exective Vice President and Chief Financial Officer at SONICblue, Inc., a provider of products for electronics markets, from January 2002 to April 2002. Prior to 2000, Mr. Sugishita held various senior financial management positions: Synopsys, Inc. (Senior Vice President and Chief Financial Officer) from 1997 to 2000; Actel (Senior Vice President and Chief Financial Officer) from 1995 to 1997; Micro Component Technology (Senior Vice President and Chief Financial Officer) from 1994 to 1995; Applied Materials (Vice President and Corporate Controller) from 1991 to 1994; and National Semiconductor (Vice President of Finance) from 1978 to 1991. Mr. Sugishita holds degrees in business administration from San Jose State University (B.S.) and University of Santa Clara (M.B.A.).

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the National Association of Securities Dealers, Inc. (“NASD”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with Ditech’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASD, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and Ditech, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that all of Ditech’s current directors are independent directors within the meaning of the applicable NASD listing standards, except for Mr. Harper, who is currently serving as Ditech’s Interim Chief Executive Officer.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

As required under new NASD listing standards, Ditech’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

The Board has three committees: an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. The following table provides membership and meeting information for fiscal 2007 for each of the Board committees:

Name	Audit		Compensation		Corporate Governance and Nominating
Gregory M. Avis			X		X
Edwin L. Harper			X	*	X	*
William A. Hasler	X		X
Dr. Andrei M. Manoliu	X				X
David M. Sugishita	X	*
Total meetings in fiscal year 2007	11		7		1

*                    Committee Chairperson. Mr. Harper ceased to serve on the Compensation Committee and Corporate Governance and Nominating Committee on August 15, 2007, the date that he became Ditech’s Interim Chief Executive Officer. On this date, Mr. Avis became Chairperson of the Compensation Committee and Dr. Manoliu became Chairperson of the Corporate Governance and Nominating Committee.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards) and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Ditech.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees Ditech’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee: evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on Ditech’s audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Ditech regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in Ditech’s Annual Report on Form 10-K; and discusses with management and the independent registered public accounting firm the results of the annual audit and the results of Ditech’s quarterly financial statements. The Audit Committee has adopted a written Audit Committee Charter, a copy of which is attached here to as Appendix A.

The Board of Directors annually reviews the NASD listing standards definition of independence for Audit Committee members and has determined that all members of Ditech’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has determined that each of Messrs. Sugishita and Hasler qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Sugishita’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies. The Board made a qualitative assessment of Mr. Hasler’s level of knowledge and experience based on a number of factors, including his formal education, his service as the Dean of the Haas School of Business at the University of California at Berkeley, and his experience as Vice Chairman of KPMG Peat Marwick, a large independent auditor.

COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for Ditech. The Compensation Committee: reviews and approves corporate performance goals and objectives relevant to the compensation of Ditech’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of Ditech’s Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other executive officers; and administers Ditech’s employee equity plans and other similar programs. The Compensation Committee has adopted a written Compensation Committee Charter, a copy of which is attached hereto as Appendix B.

The Compensation Committee does not delegate its authority to others. However, the Compensation Committee does receive recommendations as to executive officer compensation from management. Our Chief Executive Officer annually reviews the performance of each executive officer (other than the Chief Executive Officer himself, whose performance is reviewed solely by the Compensation Committee). Our Chief Executive Officer presents his compensation recommendations based on management reviews, including with respect to salary adjustments and annual bonus award amounts, and equity grants to the Compensation Committee. These recommendations are just one factor that the Compensation Committee takes into account in making its compensation decisions. Human Resources is involved in summarizing the applicable information and provides input based solely on survey information and trends.

In fiscal 2007 and 2008, the Compensation Committee engaged Compensia, Inc., an executive compensation consulting firm, to conduct an annual review of its total compensation program for our named executive officers. Compensia provides the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for the named executive officers. Compensia made specific recommendations in 2007, but provided only update information for assessment in 2008.

Specifically, Compensia assisted the Compensation Committee with a marketplace assessment of our named executive officers’ compensation in comparison to the compensation for comparable positions within our core and broader groups. The Compensation Committee engaged Compensia to complete a competitive review of our executive compensation program and to make forward-looking recommendations regarding our ongoing executive compensation philosophy and course of action.

A further discussion of the processes and procedures for executive officer compensation may be found in the section entitled “Compensation Discussion and Analysis” later in this proxy statement. Compensation for our outside directors is determined by the Corporate Governance and Nominating Committee.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The Corporate Governance and Nominating Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of Ditech, reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, developing a set of corporate governance principles for Ditech, and recommending to the Board the compensation to be paid to outside directors. In assessing and recommending to the Board the compensation for our outside directors, the Corporate Governance and Nominating Committee assesses outside director compensation generally in the same manner as the Compensation Committee assesses executive officer compensation, including reviewing surveys prepared by Radford Associates, recommendations from Compensia, an outside consultant engaged by the Compensation Committee, and recommendations of management based on this information. The Corporate Governance and Nominating Committee has adopted a written Corporate Governance and Nominating Committee Charter, a copy of which is attached hereto as Appendix C.

The Corporate Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, and having the highest personal integrity and ethics. The Corporate Governance and Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Ditech, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of Ditech’s stockholders.

However, the Corporate Governance and Nominating Committee retains the right to modify these qualifications from time to time.

The Corporate Governance and Nominating Committee has established a process for identifying and evaluating nominees for director of Ditech. This process is that candidates for director nominees are to be reviewed in the context of the current composition of the Board, the operating requirements of Ditech and the long-term interests of stockholders. In conducting this assessment, the Corporate Governance and Nominating Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Ditech, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Nominating Committee reviews such directors’ overall service to Ditech during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Corporate Governance and Nominating Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Corporate Governance and Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Corporate Governance and Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Corporate Governance and Nominating Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Corporate Governance and Nominating Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates, nor has it received a director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Corporate Governance and Nominating Committee at the following address: Ditech Networks, Inc., 825 East Middlefield Road, Mountain View, California 94043, Attention: Director Nominations. This written recommendation must be delivered by at least May 13, 2008, the date 120 days prior to the anniversary date of the mailing of Ditech’s proxy statement for the last Annual Meeting of Stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of Ditech’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met seven (7) times during the last fiscal year. Each Board member attended or participated telephonically in 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Ditech’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Ditech Networks, Inc. at 825 E. Middlefield Road, Mountain View, CA 94043, Attention: Secretary. Communications also may be sent by e-mail to the following address stockholderinquiries@ditechnetworks.com. Any communication sent must state the number of shares owned by the security holder making the communication. The Secretary will review each communication. The Secretary will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly hostile, threatening or similarly inappropriate, in which case, the Secretary will discard the communication. All communications directed to the Audit Committee in accordance with Ditech’s Escalation Process for Suspected Illegal Acts, Fraud or Departures from Ditech’s Code of Conduct and Questioned Accounting/Reporting Matter that relate to questionable accounting or auditing matters involving Ditech will be promptly and directly forwarded to the Audit Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

Ditech has adopted the Ditech Networks, Inc. Code of Conduct and Ethics that applies to all officers, directors and employees. A copy of the Code of Conduct and Ethics will be sent to any person requesting a copy without charge. To request a copy of our Code of Conduct and Ethics, please contact: Investor Relations, Ditech Networks, Inc., 825 East Middlefield Road, Mountain View, CA 94303, or call our Investor Relations Department at (650) 623-1308. If Ditech makes any substantive amendments to the Code of Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, Ditech will promptly disclose the nature of the amendment or waiver on a Form 8-K filing, or if permitted by Nasdaq, on its website.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Audit Committee of Ditech is composed of three non-employee directors: Messrs. Sugishita, Hasler and Dr. Manoliu.

Management is responsible for Ditech’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Ditech’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and PricewaterhouseCoopers LLP. The discussions with PricewaterhouseCoopers LLP also included the matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee received from PricewaterhouseCoopers LLP written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This information was discussed with PricewaterhouseCoopers LLP.

Based on its discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Ditech’s Annual Report on Form 10-K for the fiscal year ended April 30, 2007 filed with the Securities and Exchange Commission.

Audit Committee
David M. Sugishita
William A. Hasler
Dr. Andrei M. Manoliu

(1)          Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Ditech under the 1933 Act or 1934 Act regardless of any general incorporation language in such filings.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as Ditech’s independent registered public accounting firm for the fiscal year ending April 30, 2008 and the Board has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited Ditech’s financial statements since April 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Ditech’s bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as Ditech’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Ditech and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS’ FEES

The following table represents aggregate fees billed to Ditech Networks for fiscal years ended April 30, 2007 and April 30, 2006 by PricewaterhouseCoopers LLP for professional services rendered.

	Fiscal Year Ended
	2007	2006
	(in thousands)
Audit Fees	$775	$616
Audit-related Fees	—	—
Tax Fees	—	10
All Other Fees (specifically describe all other fees incurred)	—	—
Total Fees	$775	$626

The audit-related fees consist of the review of Ditech’s S-8 filings.

The tax fees consist of primarily tax compliance services.

All fees described above were approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit and audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence, within these defined categories of audit related and tax services.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of July 31, 2007 by: (1) each director; (2) each of the executive officers named in the Summary Compensation Table; (3) all our executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than five percent of our common stock, if any. We do not have any class of equity securities outstanding other than our common stock.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
FMR Corp., et al(2)	3,234,000	9.73
Dimensional Fund Advisors LP(3)	2,480,062	7.46
ICM Asset Management, Inc.(4)	2,399,437	7.22
Barclays Global Investors, NA.(5)	2,390,351	7.19
Riley Investment Management LLC(6)	2,246,182	6.76
Lloyd I. Miller, III(7)	1,672,669	5.03
CCM Master Qualified Fund, Ltd.(8)	1,669,542	5.02
Timothy K. Montgomery(9)	1,547,459	4.47
William J. Tamblyn(10)	843,728	2.48
Lowell B. Trangsrud(11)	587,480	1.74
Lee H. House(12)	318,639	*
Gary D. Testa(13)	179,167	*
Dr. Caglan M. Aras(14)	162,061	*
William A. Hasler(15)	99,640	*
Edwin L. Harper(16)	90,000	*
David M. Sugishita(17)	67,500	*
Dr. Andrei M. Manoliu(18)	56,000	*
Gregory M. Avis(19)	50,000	*
All current directors and executive officers as a group (11 persons)(20)	3,984,384	10.81

*                    Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)          This table is based upon information supplied by officers and directors and upon information gathered by Ditech about principal stockholders known to us based on a Schedule 13G or 13D filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 33,232,969 shares outstanding on July 31, 2007, adjusted as required by rules promulgated by the SEC. All shares of common stock subject to options currently exercisable or exercisable within 60 days after July 31, 2007 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person.

(2)          Based on a Schedule 13G/A reporting beneficial ownership as of December 31, 2006. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of the shares as a result of acting as investment adviser to Fidelity Low Priced Stock Fund (“Fund”), which owned all of the shares. Edward C. Johnson 3d, Chairman of FMR Corp., and FMR Corp., through its control of Fidelity and the Fund each has sole power to dispose of the shares owned by the Fund. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund’s Boards of Trustees. The address of FMR Corp., Fidelity and the Fund is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)          Based on a Schedule 13G/A reporting beneficial ownership as of December 31, 2006. Dimensional Fund Advisors LP (“Dimensional”) is a registered investment adviser who furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. Dimensional possesses investment and/or voting power over the Stock. The investment companies, trusts, and accounts have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. Dimensional disclaims beneficial ownership of the Stock. The principal business office of Dimensional Fund Advisors LP is located at 1299 Ocean Avenue, Santa Monica, CA 90401.

(4)          Based on a Schedule 13G reporting beneficial ownership as of December 31, 2006. ICM Asset Management, Inc. (“ICM”) is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. James M. Simmons is the President and controlling shareholder of ICM Asset Management, Inc. ICM and Mr. Simmons have shared dispositive power with respect to all of the shares, and shared voting power with respect to 1,027,312 of the shares. The principal business office of ICM and Mr. Simmons is located at 601 W. Main Avenue, Suite 600, Spokane, WA 99201.

(5)          Based on a Schedule 13G reporting beneficial ownership as of December 31, 2006. Represents shares held by Barclays Global Investors, NA and affiliated entities, over which sole dispositive power is held and over 2,263,685 shares of which sole voting power is held. The principal business office of Barclays Global Investors, NA is located at 45 Fremont Street, San Francisco, CA 94105.

(6)          Based on a Schedule 13D/A reporting beneficial ownership as of June 4, 2007. Riley Investment Management, LLC. (“RIM”), is the beneficial owner of the shares as a result of acting as investment manager to Riley Investment Partners Master Fund, L.P. (“Fund”), which owns all of the shares. Bryant Riley is the sole manager of RIM. With respect to 2,082,849 shares, RIM, the Fund and Mr. Riley each have sole power to dispose of the shares and sole voting power. Each of RIM and Mr. Riley has sole voting power and dispositive power over 163,333 shares held by Mr. Riley as an investment advisory client to RIM. RIM has shared voting power and dispositive power over 244,638 shares owned by its investment advisory clients. Although Mr. Riley controls RIM’s voting and investment decisions for its investment advisory clients, RIM and Mr. Riley disclaim beneficial ownership of these shares. B. Riley and Co. Inc. (“BRC”) has sole voting and dispositive power over 50,000 shares of Common Stock. Although Mr. Riley is the Chairman and controlling shareholder of BRC, Mr. Riley disclaims beneficial ownership of these shares. The address of RIM, the Fund, BRC and Bryant Riley is 11100 Santa Monica Blvd. Suite 810, Los Angeles, CA 90025.

(7)          Based on a Schedule 13G reporting beneficial ownership as of July 10, 2007. Represents shares held by Lloyd I Miller, III and affiliated entities, over 788,524 shares of which sole voting or dispositive power is held and over 884,145 shares of which shared voting or dispositive power is held. The principal business office of Lloyd I. Miller, III is located at 4550 Gordon Drive, Naples, FL 64102.

(8)          Based on a Schedule 13G reporting beneficial ownership as of January 29, 2007. Coghill Capital Management, LLC. (“CCM”), is the beneficial owner of the shares as a result of acting as investment manager to CCM Master Qualified Fund, Ltd. (“Fund”), which owns all of the shares. Clint D. Coghill is the Managing Member of CCM. CCM, the Fund, and Mr. Coghill have shared power to dispose of the shares and shared voting power. CCM, the Fund, and Mr. Coghill disclaim beneficial ownership except to the extent of their pecuniary interest. The address of CCM, the Fund and Clint D. Coghill is One North Wacker Drive—Suite 4350, Chicago, IL 60606.

(9)          Includes 1,371,888 shares issuable upon the exercise of options exercisable within 60 days after July 31, 2007. Also includes 23,180 shares held by Mr. Montgomery’s spouse as custodian for his children.

(10) Includes 762,086 shares issuable upon the exercise of options exercisable within 60 days after July 31, 2007.

(11) Includes 567,400 shares issuable upon the exercise of options exercisable within 60 days after July 31, 2007.

(12) Includes 307,510 shares issuable upon the exercise of options exercisable within 60 days after July 31, 2007.

(13) Includes 179,167 shares issuable upon the exercise of options exercisable within 60 days after July 31, 2007.

(14) Includes 158,127 shares issuable upon the exercise of options exercisable within 60 days after July 31, 2007.

(15) Includes 50,000 shares issuable upon the exercise of options exercisable within 60 days after July 31, 2007.

(16) Includes 90,000 shares issuable upon the exercise of options exercisable within 60 days after July 31, 2007.

(17) Includes 67,500 shares issuable upon the exercise of options exercisable within 60 days after July 31, 2007.

(18) Includes 40,000 shares issuable upon the exercise of options exercisable within 60 days after July 31, 2007. Total number of shares includes: 10,000 shares held by the Manoliu/Neimat Living Trust; 3,000 shares held by Dr. Manoliu in an individual retirement account and 1,000 in a qualified retirement plan; and 2,000 shares held in a qualified retirement plan by Marie-Anne Neimat, Dr. Manoliu’s wife.

(19) Includes 50,000 shares issuable upon the exercise of options exercisable within 60 days after July 31, 2007.

(20) Includes 3,544,212 shares issuable upon the exercise of stock options and vesting of restricted stock units within 60 days after July 31, 2007. See footnotes 9 through 19 above.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans and grants made outside of any plans in effect as of April 30, 2007:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Security Holders(1)	5,864,711	$7.87	2,617,826
Equity Compensation Plans Not Approved by Security Holders(2)	1,264,728	$8.02	286,774
Total	7,129,439	$7.90	2,904,600

(1)          Consists of Ditech’s 2006 Equity Incentive Plan, 1999 Employee Stock Purchase Plan, 1999 Non-Employee Directors’ Stock Option Plan, 1998 Stock Option Plan, and 1997 Stock Option Plan. With respect to the 1999 Employee Stock Purchase Plan, 468,357 shares available for issuance are included in column (c) in the reserve. Excluded are 172,975 shares of unvested Restricted Stock Awards. No amounts with respect to the 1999 Employee Stock Purchase Plan are included in columns (a) or (b).

(2)          Consists of Ditech’s 1999 Non-Officer Equity Incentive Plan, the 2005 New Recruit Stock Plan, and the 2005 New Recruit Stock Option Plan, and options assumed in connection with the Atmosphere Networks, Inc. acquisition in July 2000 (623 shares) and the Jasomi acquisition in June of 2005 (83,250). Stockholder approval was not required for the assumption of such options. Excluded are 53,717 shares of unvested Restricted Stock Awards.

DESCRIPTION OF EQUITY COMPENSATION PLANS ADOPTED WITHOUT THE APPROVAL OF STOCKHOLDERS

The following equity compensation plans of Ditech were in effect as of April 30, 2007 and were adopted without the approval of our stockholders: the 1999 Non-Officer Equity Incentive Plan, the 2005 New Recruit Stock Plan, and the 2005 New Recruit Stock Option Plan.

1999 NON-OFFICER EQUITY INCENTIVE PLAN

The material features of Ditech’s 1999 Non-Officer Equity Incentive Plan (the “1999 Plan”) are outlined below:

GENERAL

The 1999 Plan provides for the grant of nonstatutory stock options, stock bonuses and rights to purchase restricted stock (collectively “awards”). To date, we have granted only stock options under the 1999 Plan. An aggregate of 1,000,000 shares of Common Stock is reserved for issuance under the 1999 Plan.

ELIGIBILITY

Employees and consultants of both Ditech and our affiliates who are not officers or directors of Ditech or any of our affiliates are eligible to receive all types of awards under the 1999 Plan, except that officers who have not been previously employed by Ditech are eligible to receive awards if the award is granted as an inducement essential to such officers entering into an employment contract with Ditech.

TERM OF AWARDS

Exercise Price; Payment.   The exercise price of nonstatutory options may not be less than 85% of the fair market value of the stock on the date of grant. The purchase price of restricted stock purchase awards may not be less than 85% of the fair market value of the stock on the date of grant. Stock bonuses may be awarded in consideration for past services actually rendered to Ditech or our affiliates.

The exercise price of options and restricted stock purchase awards granted under the 1999 Plan must be paid either in cash at the time the option is exercised (or at the time the restricted stock is purchased) or, at the discretion of the Board, (i) pursuant to a deferred payment arrangement or (ii) in any other form of legal consideration acceptable to the Board. The exercise price of options may also be paid, at the discretion of the Board, by delivery of other shares of our Common Stock.

Award Vesting.   Awards granted under the 1999 Plan may become exercisable (in the case of options) or released from a repurchase option in favor of Ditech (in the case of stock bonuses and restricted stock purchase awards) in cumulative increments (“vest”) as determined by the Board. The Board has the power to accelerate the time during which an option or a restricted stock purchase award may vest or be exercised. In addition, options granted under the 1999 Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows Ditech to repurchase unvested shares, generally at their exercise price, should the participant’s service terminate before vesting.

Term.   The maximum term of options granted under the 1999 Plan is 10 years. Options under the 1999 Plan generally terminate three months after termination of the participant’s service, subject to extension in certain circumstances. Ditech generally may repurchase shares that have been issued pursuant to stock bonuses or restricted stock purchase awards granted under the 1999 Plan but have not yet vested as of the date the participant terminates his or her service with Ditech.

Effect of Certain Corporate Transactions.   In the event of (i) a dissolution or liquidation of Ditech or (ii) certain specified types of merger, consolidation or similar transactions (collectively, a “corporate transaction”), any surviving or acquiring corporation may assume options outstanding under the Option Plan or may substitute similar options. If any surviving or acquiring corporation does not assume such options or substitute similar options, then with respect to options held by optionholders whose service with Ditech or an affiliate has not terminated as of the effective date of the corporate transaction, the vesting of such options (and, if applicable, the time during which such options may be exercised) will be accelerated in full and the options will terminate if not exercised at or prior to such effective date.

2005 NEW RECRUIT STOCK PLAN

In connection with our acquisition of Jasomi Networks on June 30, 2005, the Board of Directors adopted the 2005 New Recruit Stock Plan. The 2005 New Recruit Stock Plan does not require approval by our stockholders due to its qualification under the “inducement grant exception” provided by Rule 4350(i)(1)(A)(iv) of the NASD Marketplace Rules. The 2005 New Recruit Stock Plan provides for the grant of restricted stock awards and restricted stock unit awards to newly-hired employees as an inducement for those individuals to enter into an employment relationship with Ditech or its affiliates. For purposes of the 2005 New Recruit Stock Option Plan, eligible employees includes only those individuals newly hired by Ditech or its affiliates, so long as those persons either (i) were not previously employed or serving as a director of Ditech or its affiliates, or (ii) entered into an employment relationship with us following a bona fide period of non-employment. The aggregate number of shares of common stock that may be issued pursuant to restricted stock awards and restricted stock unit awards under the 2005 New Recruit Stock Plan is 500,000 shares. Jasomi Networks employees hired by Ditech received grants of restricted stock or restricted stock units that vested with respect to 1/3 of the shares subject to their award on the first anniversary of the grant date, and with respect to the balance of the shares in a series of eight (8) successive equal quarterly installments over the two year period measured from the first anniversary of the grant date. All grants under the 2005 New Recruit Stock Plan to eligible employees must be approved either by a majority of “independent directors” within the meaning of Rule 4200 of the NASD Marketplace Rules, or by our Compensation Committee.

2005 NEW RECRUIT STOCK OPTION PLAN

In November 2005, the Board adopted the 2005 New Recruit Stock Option Plan. The 2005 New Recruit Stock Option Plan does not require approval by our stockholders due to its qualification under the “inducement grant exception” provided by Rule 4350(i)(1)(A)(iv) of the NASD Marketplace Rules. The 2005 New Recruit Stock Option Plan provides for the grant of nonstatutory stock options to newly-hired employees as an inducement for those individuals to enter into an employment relationship with Ditech or its affiliates. For purposes of the 2005 New Recruit Stock Option Plan, eligible employees includes only those individuals newly hired by Ditech or its affiliates, so long as those persons either (i) were not previously employed or serving as a director of Ditech or its affiliates, or (ii) entered into an employment relationship with us following a bona fide period of non-employment. The aggregate number of shares of common stock that may be issued pursuant to nonstatutory stock options under the 2005 New Recruit Stock Option Plan is 500,000 shares. Such number includes the 300,000 shares added to the reserve in connection with the hiring of a new Vice President of Worldwide Sales in February 2006. All grants under the 2005 New Recruit Stock Plan to eligible employees must be approved either by a majority of “independent directors” within the meaning of Rule 4200 of the NASD Marketplace Rules, or by our Compensation Committee.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Board of Directors has delegated the responsibility for executive compensation to the Compensation Committee. The Compensation Committee of the Board currently has responsibility for establishing, implementing and continually monitoring adherence with Ditech’s compensation philosophy. The Compensation Committee ensures that the total compensation paid to the executive officers is fair, reasonable and competitive.The Committee also provides the guidelines for other non-executive company employees in both equity and cash compensations on increases and levels. Generally, the types of compensation and benefits provided to executive officers of Ditech are similar to those provided to executive officers of other similarly-situated companies. The discussion below focuses on the compensation relating to the individuals included in the Summary Compensation Table under the caption “Compensation of Executive Officers” below, who are referred to as our “named executive officers.”

Compensation Philosophy and Objectives

The Compensation Committee’s objective in establishing our executive compensation program is to provide executive compensation that is both successful in attracting and retaining individuals with the skills necessary for us to achieve our long-term business plan, as well motivate and reward those individuals who perform at or above the levels that we expect. In order to do so the Compensation Committee establishes (1) base cash compensation necessary as compensation for services rendered, (2) a significant cash incentive component which will only be paid upon the achievement of company-specific annual, long-term and strategic goals and which will increase with performance exceeding those goals, and (3) equity incentives to further align executive officers’ interests with those of the stockholders. Because we face strong competition for individuals with the skills necessary to make the company successful, the Compensation Committee takes industry trends into account with respect to each of these components, and believes that it is necessary for our executive compensation to be at or above the 50th percentile of companies with which we compete for executive talent in order for us to meet our hiring and retention goals.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for the named executive officers. Our Chief Executive Officer annually reviews the performance of each executive officer (other than the Chief Executive Officer himself, whose performance is reviewed solely by the Compensation Committee). Our Chief Executive Officer presents his compensation recommendations based on management reviews, including with respect to salary adjustments and annual bonus award amounts, and equity grants to the Compensation Committee. These recommendations are just one factor that the Compensation Committee takes into account in making its compensation decisions. Human Resources is involved in summarizing the applicable information and provides input based solely on survey information and trends. Other factors are discussed below.

Setting Executive Compensation

In fiscal 2007 and 2008, the Compensation Committee engaged Compensia, Inc., an executive compensation consulting firm, to conduct an annual review of its total compensation program for our named executive officers. Compensia provides the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for the named executive officers. Compensia made specific recommendations in 2007, but provided only update information for assessment in 2008.

Specifically, Compensia assisted the Compensation Committee with a marketplace assessment of our named executive officers’ compensation in comparison to the compensation for comparable positions within our core and broader groups. The Compensation Committee engaged Compensia to complete a competitive review of our executive compensation program and to make forward-looking recommendations regarding our ongoing executive compensation philosophy and course of action.

In making compensation decisions, the Compensation Committee compares each element of total compensation against a group of publicly-traded and privately-held companies based in Northern California with a concentration in technology and with revenues in the $50 million to $200 million range. The Compensation Committee obtains this information from a survey prepared by Radford Associates, referred to in this discussion as the “Radford Executive Survey.” The Compensation Committee uses the Radford Executive Survey because the Compensation Committee believes that it is primarily these companies that are the companies against which Ditech competes for talent. There are approximately 137 companies in the Radford Executive Survey.

For comparison purposes, Ditech’s annual revenues are approximately 15% below the average revenues of the companies in the Radford Executive Survey. Because of the variance in size among the companies comprising the Radford Executive Survey, the Compensation Committee adjusted the compensation data for differences in company revenues. The Compensation Committee used this information as the basis of comparison of executive compensation between Ditech and the companies in the Radford Executive Survey.

Ditech competes with many larger companies for top executive-level talent. Accordingly, the Compensation Committee generally sets base compensation for executive officers between the 50th and 60th percentiles of salaries paid to similarly situated executive officers of the companies comprising the Radford Executive Survey. The Compensation Committee targets 50th to 75th percentile of the Radford Executive Survey for targeted total cash compensation for our executive officers, which includes salaries and bonuses. The decisions of the Compensation Committee may vary within these ranges, and may occasionally be outside of these ranges as the Compensation Committee deems appropriate based upon the experience level of the individual, individual performance and relative contributions of the executive officer, and market factors. The Compensation Committee typically considers salary levels annually as part of Ditech’s performance review process as well as upon a promotion or other change in job responsibility.

The Compensation Committee grants stock options and other equity awards in order to assist Ditech in:

•       enhancing the link between the creation of stockholder value and long-term executive incentive compensation;

•       providing an opportunity for increased equity ownership by executive officers; and

•       maintaining competitive levels of total compensation.

In addressing equity compensation, the Compensation Committee evaluates several groups of survey information from both Compensia and Radford. The review is based on four different Radford surveys that address option grants as: 1) options as a percentage of outstanding shares for companies from $30 million to $99 million; 2) options as a percentage of outstanding grants for executive officers; 3) grants based on outstanding shares, ongoing grant levels; and 4) blended ongoing grant information. Additionally, the Compensation Committee evaluated the blending of four surveys from Compensia related to companies with: 1) revenues from $50 million to $200 million; 2) San Francisco Bay Area survey on compensation; 3) executive compensation; and 4) a global long-term incentive survey, and considers differences and similarities to the Radford information as it makes decisions.

The Compensation Committee allocates a significant percentage of total compensation to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Our executive officers realize income from incentive compensation as a result of the performance of Ditech, depending on the type of award, compared to established goals.

2007 Executive Compensation Components

For the fiscal year ended April 30, 2007, the principal components of compensation for named executive officers were base salary and performance-based incentive compensation.

Base Salary

Ditech provides its named executive officers with a base salary to provide them compensation for services rendered during the fiscal year. The Compensation Committee determines base salary ranges for the named executive officers based on the factors cited above. In determining the base salaries for fiscal 2007, the Compensation Committee analyzed the base salary and performance-based compensation of each executive officer subject to the October 2006 Radford Executive Compensation Survey for companies with annual revenues in the $50 million to $200 million range based on companies throughout the country.

Performance-Based Incentive Compensation

Annual target performance-based compensation for fiscal 2007 for each named executive officer, as set forth in the Summary Compensation Table below in the next section, was a percentage of the named executive officer’s base salary. The Compensation Committee established the target performance-based compensation levels using the principles described above. The Compensation Committee also established the 2007 Executive Bonus Plan, which determined the percentage of target performance-based compensation payable based on our revenue, operating profit and individual objectives, with a small component of discretionary bonus to take into account non-quantifiable contributions. The target performance-based compensation level ranged from 40% to 100% of each named executive officer’s base salary, and were as follows: Mr. Montgomery, CEO—100%; Messrs Tamblyn and Trangsrud, EVPs—60%; and Mr. Aras, VP—40%. The Compensation Committee arrived at these percentages based upon the principles described above and information considered from the Radford Executive Survey.

In May 2006, the Compensation Committee approved the 2007 Executive Bonus Plan. The Compensation Committee established financial targets for our 2007 Executive Bonus Plan in conjunction with our fiscal 2007 annual budget process. The Compensation Committee has chosen full year non-GAAP income from operations as one of the evaluation metrics for determining payment under the 2007 Executive Bonus Plan. Non-GAAP income from operations is operating profit before stock-based compensation expense. The Compensation Committee uses non-GAAP income from operations, rather than GAAP income from operations, as it believes that this measure is more reflective of Ditech’s core operating performance, which is what the Compensation Committee has designed the compensation structure to reward.

Bonuses were earned based on (a) company performance against Ditech’s 2007 Operating Plan, (b) individual performance against established individual goals, and (c) a discretionary portion. Weighting of these components is as follows:

Revenue	40%
Operating Profit(1)	30%
Individual Goals	20%
Discretionary Bonus	10%

(1)          Operating profit is on a non-GAAP basis. It is our GAAP performance less the FAS 123R non-cash expense charge for the period(s).

The Compensation Committee determined to use these metrics, and to establish these respective weightings, to ensure that overall company performance is a key and top priority for the Executive Team. Increased revenues mean growth, and the operating profit metric is to ensure profitability. Lastly, each executive officer also has goals that are pertinent to his specific area or a group goal he can support. An example would be in the implementation of Sarbanes-Oxley for the Chief Financial Officer in the past years, which is a critical function but not reflected in operating results. The individual and discretionary portions are to incentivize the executive to add value in multiple areas, even outside the revenue and profit areas, as may be needed.

Revenue Component of Executive’s Bonus:   There is no pay out if actual revenue does not meet or exceed at least 80% of target revenue as set forth in Ditech’s 2007 Operating Plan. For every percentage point actual revenue exceeds 80% of target revenue as set forth in Ditech’s 2007 Operating Plan, the executive will earn 3% of the portion of target bonus allocated to the revenue component.

Operating Profit Component of Executive’s Bonus:   There is no pay out if actual operating profit does not equal or exceed at least 80% of target operating profit as set forth in Ditech’s 2007 Operating Plan. If actual operating profit equals 80% of target operating profit as set forth in Ditech’s 2007 Operating Plan, the executive will earn 40% of the portion of target bonus allocated to the operating profit component. Then for every percentage point actual operating profit exceeds 80% of target operating profit as set forth in Ditech’s 2007 Operating Plan, the executive will earn (a) an additional 3% of the portion of target bonus allocated to the operating profit component, until actual operating profit equals target operating profit as set forth in Ditech’s 2007 Operating Plan, and (b) an additional 3% of the portion of target bonus allocated to the operating profit component for actual operating profit exceeding target operating profit as set forth in Ditech’s 2007 Operating Plan.

The Compensation Committee’s philosophy emphasizes pay for performance through a scaled structure that recognizes the risks associated with goal setting in a volatile business environment. Target revenues and operating targets require execution, and are demanding and stretch oriented. The minimum performance at 80% of target is to ensure a minimum level of performance before any bonus is paid, with a strong incentive to reach that 80% amount. This 80% minimum performance recognizes that the 100%

target amount is a stretch goal and attainment involves a high degree of difficulty. Therefore, at a minimum level there is a partial bonus, and the better the overall company performance, the greater the bonus attainment.

Individual Goals:   Individual goals were as recommended by our Chief Executive Officer (other than with respect to himself) and approved by the Compensation Committee.

Caps on Bonus:   For the revenue component of the payment to pay out greater than 100% of target for the revenue component, actual operating profit must equal or exceed 80% of target operating profit as set forth in Ditech’s 2007 Operating Plan. The total payout for each Executive was capped at 200% of target bonus.

2008 Executive Compensation Components

Base Salary

The Compensation Committee determines base salary ranges for the named executive officers based on the factors cited above. As an additional factor used in determining the compensation for fiscal 2008, the Compensation Committee analyzed the base salary and performance-based compensation of each executive officer in comparison to the October 2006 Radford Executive Compensation Survey for companies with annual revenues in the $50 million to $200 million range based on companies throughout the country.

Performance-Based Incentive Compensation

In May 2007, the Compensation Committee approved the 2008 Executive Bonus Plan. The 2008 Executive Bonus Plan provides for the payment of an annual cash bonus based on an individual targeted bonus amount for each executive officer, ranging from 40% to 60% of the named executive officer’s base salary, the exact amount established based on the principles discussed above. Mr. Montgomery was not assigned a percentage, as he had determined to retire. The Compensation Committee established financial targets for our 2008 Executive Bonus Plan in conjunction with our annual budget process. Bonuses will be earned based on (a) company performance as against Ditech’s 2008 Operating Plan, again based on revenues and non-GAAP income from operations, (b) individual performance as against established individual goals, and (c) a discretionary portion. Weighting of these components is the same as for our 2007 Executive Bonus Plan.

Revenue Component of Executive’s Bonus:   There will be no pay out if actual revenue does not meet or exceed at least 80% of target revenue as set forth in Ditech’s 2008 Operating Plan. For every percentage point actual revenue exceeds 80% of target revenue as set forth in Ditech’s 2008 Operating Plan, the executive will earn 5% of the portion of target bonus allocated to the revenue component.

Operating Profit Component of Executive’s Bonus:   There will be no pay out made if actual operating profit does not equal or exceed at least 70% of target operating profit as set forth in Ditech’s 2008 Operating Plan. If actual operating profit equals 70% of target operating profit as set forth in Ditech’s 2008 Operating Plan, the executive will earn 40% of the portion of target bonus allocated to the operating profit component. For every percentage point actual operating profit exceeds 70% of target operating profit as set forth in Ditech’s 2008 Operating Plan, the executive will earn (a) an additional 2% of the portion of target bonus allocated to the operating profit component, until actual operating profit equals target operating profit as set forth in Ditech’s 2008 Operating Plan, and (b) an additional 3% of the portion of target bonus allocated to the operating profit component for actual operating profit exceeding target operating profit as set forth in Ditech’s 2008 Operating Plan.

Individual Goals:   Individual goals were recommended by our Chief Executive Officer (other than with respect to himself) and approved by the Compensation Committee.

Caps on Bonus:   For the revenue component of the payment to pay out greater than 100% of target for the revenue component, actual operating profit must equal or exceed 70% of target operating profit as set forth in Ditech’s 2008 Operating Plan. The total payout for each Executive will be capped at 200% of target bonus.

We expect that bonus amounts, if earned, will be paid during the fiscal quarter following the release of our earnings for the applicable year.

The Compensation Committee adjusted the bonus payout metrics for the 2008 year to reinforce the maximization of the attainment of the revenue targets. The Compensation Committee still maintained the usage of a minimum attainment required before any payout and the concept that exceeding it provides greater payout as the target amount is exceeded. However, based on the stretch nature and the manner of leveraging Ditech’s profitability, shortfalls in revenue can greatly skew the operating profitability. Thus, the Compensation Committee determined to lower the attainment level on the operating profit from target to 70% from the prior year at 80%. The Compensation Committee believed this to be appropriate as part of eliminating the cliff that was in place in 2007. The Compensation Committee believed that lowering the minimum percentage at the same time it removed the cliff promoted a more even and sustained effort from executive officers.

Ownership Guidelines

Ditech currently does not require our directors or executive officers to own a particular amount of our common stock. The Compensation Committee is satisfied that restricted stock and option holdings among our directors and officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders.

Stock Option and Stock Award Programs

Historically, Ditech only granted stock options to employees. Commencing in May 2006, the Compensation Committee and Board reassessed our equity compensation practices. The Compensation Committee determined to grant both stock options and restricted stock, referred to as stock awards. This practice commenced in conjunction with our adoption of FAS 123R. In practice, the Compensation Committee determined that the number of shares subject to stock options that would ordinarily be granted would be reduced by 50% and that the number of shares subject to stock awards would be 1/3rd of the number of shares not granted as options. The Compensation Committee determined this change in grant practices would enable Ditech to be more competitive with market dynamics, would be responsive to stockholders sentiments and would reduce the impact of non-cash equity compensation to the operations of Ditech under FAS 123R.

Generally, the Compensation Committee makes a significant stock option grant and stock award when an executive officer commences employment. The grant and award are made within our written guidelines for new-hire grants, consistent with the executive officer’s position, and as is negotiated with the executive officer. The Compensation Committee established the guidelines based on our historical practices. The size of each grant is generally set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the grant guidelines, the individual’s position with the company and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee’s discretion. The Compensation Committee makes adjustments as it deems reasonable to attract candidates in the competitive environment in which we operate.

The Compensation Committee makes subsequent option grants and stock awards at varying times and in varying amounts at the discretion of the Compensation Committee. Historically, these grants have been made at various times and occasionally at our annual review cycles. As of December 2006, the

Compensation Committee and our Board established a practice to provide replenishment grants at the first regularly scheduled Board meeting after November 1st of each year. The Compensation Committee makes promotion and new hires grants generally on the 10th day of the month subsequent to the month the person commences employment or receives a promotion. The Compensation Committee considers replenishment grants for existing employees, including our executive officers, who have completed approximately one year of service since their last review. The Compensation Committee assesses each executive officer’s performance during the prior year during the performance review process, and also considers corporate performance when it grants replenishment options and stock awards. The Compensation Committee determines the vesting schedule and the number of shares granted to ensure a meaningful incentive to remain in Ditech’s employ. The Compensation Committee takes into account unvested existing options and awards in determining the size of subsequent grants. The stock option and stock awards will provide a return to the executive officer only if he or she remains in our employ. With respect to stock options, they will only provide a benefit if the market price of our common stock increases over the option term. The Compensation Committee addresses grant practices by reviewing surveys from both Radford and Compensia for comparative purposes. The Compensation Committee looks at averages of similar sized companies by employee position/skill level to assess appropriate levels. Based on these inputs and the number of available grants and awards available, it approves grants based on these conclusions.

The exercise prices of stock options are the Nasdaq closing price of our common stock on the effective date of the grant. Most of the options granted by the Compensation Committee vest at a rate of 25% at the first year cliff, and then monthly thereafter over a total of four years of the ten-year option term, vesting ceases on termination of employment and exercise rights cease 90 days after termination of employment, except in the case of death (subject to an 18 month limitation) or disability (subject to a 12 month limitation). Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. Stock awards granted have rights including voting rights, but are subject to vesting similar to the option grants. Vesting is usually semi-annually, after the first year, to address any tax-related issues on the awards. Awards vest usually over a four year period.

Because we have experienced volatility in our business, the Compensation Committee believes that stock option and award grants currently provide a significant incentive to our employees and executive officers.

Retirement and Other Benefits

401(k) Plan

We maintain a deferred savings retirement plan for our U.S. employees. The deferred savings retirement plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code. The deferred savings retirement plan permits Ditech to make discretionary contributions, subject to established limits and a vesting schedule. To date, we have provided discretionary contributions only to match the first $500 per year of contributions on a dollar for dollar basis. However, if Ditech exceeds its internal operating plan by 15%, an additional $500 is added in that year on a similar basis.

Perquisites and Other Personal Benefits

Our executive officers participate in the same group insurance and employee benefit plans as our other salaried employees. At this time we do not provide any material special benefits or other perquisites to our executive officers.

Accounting Implications

Accounting for Stock-Based Compensation

As discussed above, the Compensation Committee determined to revise its equity granting practices to include a portion of equity grants as stock awards, in part to reduce the accounting impact of these equity awards.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

The following table shows the compensation awarded or paid to, or earned by, our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers serving in such capacity at April 30, 2007. We refer to these employees collectively as our “Named Executive Officers.”

SUMMARY OF COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total Compensation ($)
Timothy K. Montgomery Chief Executive Officer And President	2007	375,000			—	648,108	169,688	5,179.	1,197,975
William J. Tamblyn Executive Vice President And Chief Financial Officer	2007	250,000			4,774	390,568	100,000	1,807	747,149
Dr. Caglan M. Aras(4) Former Vice President, Marketing	2007	210,000			—	305,522	35,438	1,915	552,875
Gary D. Testa Vice President Worldwide Sales	2007	220,000	145,372	(5)	—	738,631	—	2,480	1,106,483
Lowell B. Trangsrud Executive Vice President And Chief Operating Officer	2007	250,000			4,774	390,568	100,000	3,518	748,860

(1)              The dollar amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended April 30, 2007, in accordance with FAS 123(R), disregarding estimates of forfeiture related to service-based vesting conditions, associated with non-option awards and including amounts from awards granted in and prior to fiscal 2007. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements for the fiscal year ended April 30, 2007 included in our Annual Report on Form 10-K.

(2)              The dollar amount in this column represent the compensation cost for the year ended April 30, 2007 of stock option awards granted in and prior to fiscal 2007. These amounts have been calculated in accordance with SFAS No. 123R, disregarding estimates of forfeiture related to service-base vesting conditions, and using the Black-Scholes option-pricing model. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements for the fiscal year ended April 30, 2007 included in our Annual Report on Form 10-K.

(3)              Includes 401(K) match, group term life insurance premiums paid by company, memberships and miscellaneous taxable compensation.

(4)              Dr. Aras ceased to be an employee of Ditech on June 8, 2007.

(5)              Consists of sales commissions.

GRANTS OF PLAN-BASED AWARDS

The following table shows for the fiscal year ended April 30, 2007, certain information regarding grants of plan-based awards to the named executive officers:

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2007

		Date of	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Committee Action(1)	Threshold ($)	Target ($)	Maximum ($)	or Units (#)(2)	Options (#)(2)	Awards ($/Sh)(3)	Awards ($)(4)
Mr. Montgomery	—	—	0	375,000	750,000	—	—	—	—
Mr. Tamblyn	—	—	0	150,000	300,000	—	—	—	—
	2/15/07	2/5/07	—	—	—	—	37,500	7.22	113,517
	2/15/07	2/5/07	—	—	—	12,500	—	—	61,024
Dr. Aras	—	—	0	94,000	189,000	—	—	—	—
Mr. Testa	2/15/07	2/5/07	—	—	—	—	100,000 (5)	7.22	287,375
Mr. Trangsrud	—	—	0	150,000	300,000	—	—	—	—
	2/15/07	2/5/07	—	—	—	—	37,500	7.22	113,517
	2/15/07	2/5/07	—	—	—	12,500	—	—	61,024

(1)                The Compensation Committee took action on this date, with the grants to be effective on the grant date and, with respect to stock options, with an exercise price equal to the closing price of the common stock on the Nasdaq Global Market on the date of grant.

(2)                Stock Awards and Option Awards were granted under the 2006 Equity Incentive Plan. Stock Awards will vest over four years, 25% of the shares vest on 12/15/07, and 12.5% semi-annually over the following three years. Options will vest over four years, 25% of the shares vest on 12/1/07, and 1/48th of the shares vest each month thereafter.

(3)                Under the terms of the 2006 Equity Incentive Plan, the exercise price of option awards was determined based on the closing price of Ditech’s common stock as reported on the Nasdaq Global Market on the date of grant.

(4)                The amounts shown in this column were determined as of the stock and option’s grant date using a Black-Scholes stock option valuation model, and represent the dollar amounts that serves as the basis for stock-based compensation expenses recognized for financial statement reporting purposes in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are described in Note 10 to Ditech’s audited financial statements for the fiscal year ended April 30, 2007, included in Ditech’s Annual Report on Form 10-K that was filed with the SEC on July 16, 2007. All grants were made subject to individual award agreements, the form of which was previously filed with the SEC.

(5)                Shares will vest in full on 12/1/11, and will vest earlier upon Mr. Testa achieving certain milestones

The Compensation Committee determined the cash compensation and equity grants as described in the section entitled “Compensation Discussion and Analysis” above. In particular, readers are encouraged to read the description of the 2007 Executive Bonus Plan in that section to understand the non-equity incentive plan compensation targets, maximums and payouts.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR—END

The following table shows for the fiscal year ended April 30, 2007, certain information regarding outstanding equity awards at fiscal year end for the named executive officers.

OUTSTANDING EQUITY AWARDS AT APRIL 30, 2007

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Mr. Montgomery	253,888	—	—	9.00	08/10/2009	(2)	—	—
	125,625	—	—	7.19	01/10/2011	(2)	—	—
	159,375	—	—	2.92	06/21/2012	(1)	—	—
	58,000	—	—	10.35	09/23/2013	(1)	—	—
	440,000	—	—	8.76	09/30/2013	(1)	—	—
	335,000	—	—	6.49	06/30/2015	(1)	—	—
Mr. Tamblyn	124,586	—	—	9.00	08/10/2009	(2)	12,500	108,750
	125,000	—	—	7.19	01/10/2011	(2)	—	—
	90,000	—	—	2.92	06/21/2012	(1)	—	—
	10,000	—	—	10.35	09/23/2013	(1)	—	—
	150,000	—	—	8.76	09/30/2013	(1)	—	—
	125,000	—	—	13.37	5/18/2014	(1)	—	—
	100,000	—	—	6.49	6/30/2015	(1)	—	—
	37,500	—	—	7.22	02/15/2017	(1)	—	—
Dr. Aras	50,000	—	—	8.82	10/27/2013	(1)	—	—
	100,000	—	—	13.37	05/18/2014	(1)	—	—
	100,000	—	—	6.49	06/30/2015	(1)	—	—
Mr. Testa	58,333	141,667	—	8.90	02/07/2016	(3)	—	—
	—	100,000	100,000	8.90	02/07/2016	(4)	—	—
	100,000	—	—	7.22	02/15/2017	(5)	—	—
Mr. Trangsrud	126,000	—	—	7.12	07/12/2011	(1)	12,500	108,750
	28,900	—	—	2.92	06/21/2012	(1)	—	—
	150,000	—	—	8.76	09/30/2013	(1)	—	—
	125,000	—	—	13.37	05/18/2014	(1)	—	—
	100,000	—	—	6.49	06/30/2015	(1)	—	—
	37,500	—	—	7.22	02/15/2017	(1)	—	—

(1)                Option is immediately exercisable and vest over four years, 25% of the shares vest nine years prior to the expiration date, and 1/48th of the shares vest each month after the first 25% vest.

(2)                Option was immediately exercisable and vested in variable increments. The option is now fully vested.

(3)                Option is exercisable as it vest. Option vested 25% on 2/7/06 and the balance will vest monthly for the next 36 months of continuous service.

(4)                Option is exercisable as it vest. Option vested 25% on 2/7/07 and the balance will vest monthly for the next 36 months of continuous service.

(5)                Shares will vest in full on 12/1/11, and will vest earlier upon Mr. Testa achieving certain milestones. Option is immediately exercisable.

(6)                Value based on April 30, 2007 closing price of $8.70.

OPTION EXERCISES AND STOCK VESTED

During the fiscal year ended April 30, 2007, there were no option exercises and stock which vested with respect to the named executive officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Employment Agreements and Termination of Employment and Change of Control Arrangements

Employment Agreement with Mr. Montgomery.   In September 1998, Ditech entered into an employment agreement with Timothy K. Montgomery, our former President and Chief Executive Officer, to serve as Ditech’s President and Chief Executive Officer. The employment agreement provides that if Mr. Montgomery is terminated without cause, he will be paid a lump sum equal to twelve months base salary. However, if Mr. Montgomery resigns, his employment is terminated for cause, or following a change in control of Ditech, he will receive no severance benefits.

For purposes of the agreement:

“Cause” means misconduct, including: (i) commission of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against Ditech; (iii) material breach of Ditech’s policies; (iv) intentional damage to Ditech’s property; (v) material breach of the agreement; or (vi) conduct that in the good faith and reasonable determination of the Board demonstrates unacceptable job performance or gross unfitness to serve.

A “change of control” means: (a) any reorganization, consolidation or merger of Ditech in which Ditech is not the surviving corporation or pursuant to which shares of Ditech’s voting stock would be converted into cash, securities or other property, in either case other than a merger of Ditech in which the holders of Ditech’s voting stock immediately prior to the merger have the same proportionate ownership of voting stock of the surviving corporation immediately after the merger; (b) a reverse merger in which Ditech is the surviving corporation but the shares of Ditech’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; (c) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Ditech; (d) approval by the shareholders of Ditech of a plan or proposal for the liquidation or dissolution of Ditech; or (e) any “person” (as defined in Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended ( the “Exchange Act”)) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of Ditech’s outstanding voting stock.

Retirement Agreement with Mr. Montgomery.   On May 8, 2007, we entered into a Transition and Retirement Agreement with Mr. Montgomery pursuant to which Mr. Montgomery would retire and cease to be Ditech’ Chief Executive Officer and President effective as of the date that Ditech Networks’ Board of Directors appoints a new Chief Executive Officer and President. The retirement date will be his last day of employment with Ditech. In this agreement Mr. Montgomery has agreed to resign as a director of Ditech Networks if requested by a majority of the Board on or after his retirement date. Mr. Montgomery retired from Ditech Networks and resigned from the Board on August 15, 2007.

In connection with his retirement, Ditech Networks will provide to Mr. Montgomery the following benefits as severance following his retirement date:

(a)          12 months of continued salary (Mr. Montgomery’s annual salary was $375,000);

(b)         continued health benefits for 12 months;

(c)          (i) the term during which any vested shares subject to the option grants may be exercised shall be extended up to (but no later than) the earlier to occur of (x) the later to occur of December 31, 2008 and the date Mr. Montgomery ceases to be a member of the Board, and (y) the applicable term of such Option Grants; and (ii) that Mr. Montgomery’s option grants will continue to vest on the same monthly vesting schedules in effect as of the date of his retirement, until the earlier to occur of the date the option grants cease to be exercisable and seventeen (17) months after the date of Mr. Montgomery’s retirement date (to the extent not fully vested) and vesting will cease on such date, provided that, all such vesting will cease earlier in the event that Mr. Montgomery materially breaches the agreement entered into in connection with his retirement or the proprietary information agreement he entered into in connection with his employment by Ditech at any time.

(d)         the exercise period for his stock options is extended to be the later to occur of December 31, 2008 and the date that he ceases to provide services to Ditech unless term of the options expire before that date.

Employment Agreement with Mr. Testa.   In February 2006, Ditech entered into an employment agreement with Gary Testa to serve as Ditech’s Vice President of Worldwide Sales. His employment agreement provides that if Mr. Testa is terminated without cause or resigns with good reason in his first year of employment, he will receive severance benefits equal to his base salary and guaranteed bonus for the greater of six months or the period until the first anniversary of employment, plus acceleration of a portion of the options granted to him based on a formula as set forth in the agreement, and if he is terminated without cause or resigns for good reason after the first year of employment, severance benefits equal to six months’ base salary. As Mr. Testa completed his first year of service prior to April 30, 2007, no amounts will be paid to him upon termination of his employment or a change in control.

Change in Control Severance Benefit Plan.   On August 18, 2006, the Compensation Committee adopted a Change in Control Severance Benefit Plan (the “Plan”) for Messrs. Montgomery, Tamblyn and Trangsrud (each, a “Participant”).

A Participant in the Plan will receive, if the Participant’s employment with Ditech is terminated due to an “involuntary termination without cause” or a “constructive termination” (as those terms are defined in the Plan), in either case within one (1) month prior to or twelve (12) months following a “change in control” (defined in the Plan), the following benefits:

(a)   cash severance, paid over 12 months, equal to (i) 18 months base salary in the case of the Mr. Montgomery, and 12 months base salary in the case of each of Messrs. Tamblyn and Trangsrud, and (ii) the pro rata portion (based upon of the amount of the fiscal year lapsed) of the expected executive bonus for the Participant for the fiscal year;

(b)   full accelerated stock option exercisability and vesting for all outstanding options to purchase Ditech common stock that were granted to the Participant on or after September 1, 2003; and

(c)   COBRA premiums for the Participant for 12 months, or until such earlier date as the Participant shall secure subsequent employment that shall provide the Participant with health benefits.

For purposes of the Plan:

“Change in Control” means one of the following events or a series of more than one of the following events that are related, wherein the stockholders of Ditech immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions as their ownership of shares of Ditech’s voting stock immediately before the transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of Ditech, the resulting entity in a merger or, in the case of an asset sale, the corporation or corporations to which the assets of Ditech were transferred:

(1)   the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of Ditech of more than fifty percent (50%) of the voting stock of Ditech;

(2)   a merger or consolidation in which Ditech is a party; or

(3)   the sale, exchange, or transfer of all or substantially all of the assets of Ditech.

“Constructive Termination” means a resignation by a Participant of employment with the Company after one of the following is undertaken without the Participant’s express written consent:

(1)   a substantial reduction in the Participant’s duties or responsibilities (and not simply a change in title or, with respect to Participants other than Mr. Montgomery, reporting relationships) in effect immediately prior to the effective date of the Change in Control; provided, however, that it shall not be a “Constructive Termination” if, following the effective date of the Change in Control, either (a) Ditech is retained as a separate legal entity or business unit and the Participant holds the same position in such legal entity or business unit as the Participant held before such effective date, or (b) the Participant holds a position with duties and responsibilities comparable (though not necessarily identical, in view of the relative sizes of Ditech and the entity involved in the Change in Control) to the duties and responsibilities of the Participant prior to the effective date of the Change in Control; provided further, however, that, in the case of Mr. Montgomery, if the reporting relationship of Mr. Montgomery following a Change in Control is not directly to the board of directors of the corporation or corporations to which the assets of Ditech were transferred or its ultimate parent, then the termination by Mr. Montgomery of employment with Ditech after such change in reporting relationship following such Change in Control without Mr. Montgomery’s express written consent shall be a “Constructive Termination”;

(2)   a reduction in the Participant’s base salary (except for salary decreases generally applicable to Ditech’s other similarly situated employees);

(3)   a change in the Participant’s business location of more than 40 miles from the business location prior to such change, except for required travel for Ditech’s business to an extent substantially consistent with Participant’s prior business travel obligations;

(4)   a material breach by Ditech of any provisions of the Plan or any enforceable written agreement between Ditech and the Participant, and Ditech fails to rescind or cure the conduct giving rise to the event constituting such material breach within thirty (30) days of receipt by Ditech of written notice from the Participant informing Ditech of such material breach; or

(5)   any failure by Ditech to obtain assumption of the Plan by any successor or assign of Ditech.

Notwithstanding the foregoing, a resignation shall not be deemed a Constructive Termination unless (x) the Participant provides Ditech with written notice (the “Constructive Termination Notice”) that the Participant believes that an event described above has occurred, (y) the Constructive Termination Notice is given within three (3) months of the date the event occurred, and (z) Ditech does not rescind or cure the conduct giving rise to the event described in this Section 2(f) within fifteen (15) days of receipt by Ditech of the Constructive Termination Notice.

“Involuntary Termination Without Cause” means an involuntary termination of employment by Ditech other than for one of the following reasons:

(1)   the Participant’s violation of any material provision of Ditech’s standard agreement relating to proprietary rights;

(2)   the Participant participates in any act of theft or dishonesty; or

(3)   the Participant participates in any immoral or illegal act which has had or could reasonably be expected to have or had a detrimental effect on the business or reputation of Ditech; or

(4)   any material failure by the Participant to use reasonable efforts to perform reasonably requested tasks after written notice and a reasonable opportunity to comply with such notice.

In order to be eligible for benefits under the Plan, the Participant must execute a general release of claims against Ditech. The Plan provides that Ditech may reduce the amount of severance payable under the Plan by the amount, if any, payable to an individually negotiated

Stock Option Plans.   Under the terms of our stock option plans, if stock options are not assumed in connection with a change in control of Ditech, then the stock options will vest in full and then terminate at the closing of the change in control.

Summary of Benefits.   The following tables describe the potential payments and benefits upon employment termination or change in control for our named executive officers, as if their employment had terminated as of April 30, 2007 and as if a change in control had occurred on April 30, 2007, as applicable, based on the assumptions described above with respect to each individual and each compensation component. The table assumes full payment of the COBRA premiums.

TIMOTHY K. MONTGOMERY

Compensation and Benefits	No Change in Control Termination without Cause ($)	Change in Control Termination without Cause ($)
Base Salary	375,000	562,500
COBRA Premium		8,903
Vesting Acceleration(1)		323,902

(1)          Equals the difference between the exercise price and the fair market value of the shares subject to the option.

WILLIAM J. TAMBLYN

Compensation and Benefits	Change in Control Termination without Cause ($)
Base Salary	250,000
COBRA Premium	8,903
Vesting Acceleration(1)	260,938

(1)          Equals the difference between the exercise price and the fair market value of the shares subject to the option.

LOWELL B. TRANGSRUD

Compensation and Benefits	Change in Control and Termination without Cause ($)
Base Salary	250,000
COBRA Premium	8,903
Vesting Acceleration(1)	260,938

(1)          Equals the difference between the exercise price and the fair market value of the shares subject to the option.

GARY D. TESTA

Compensation and Benefits	Change in Control and Termination without Cause ($)
Vesting Acceleration(1)	148,000

(1)          Equals the difference between the exercise price and the fair market value of the shares subject to the option.

All other rights that the Named Executive Officers previously had with respect to a termination or change in control had expired or were no longer in effect at the beginning of fiscal 2007.

COMPENSATION OF DIRECTORS

The following table shows for the fiscal year ended April 30, 2007, certain information with respect to the compensation of all non-employee directors of Ditech:

DIRECTOR COMPENSATION IN FISCAL 2007

Name	Fees earned or paid in cash ($)	Options Awards ($)(1)	Total ($)
Gregory M. Avis	24,750	50,985	75,735
Edwin L. Harper	30,500	54,576	85,076
William A. Hasler	30,750	50,985	81,735
Andrei M. Manoliu, Ph.D.	26,250	50,985	77,235
David M. Sugishita	31,875	55,999	87,874

(1)          The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended April 30, 2007, in accordance with FAS 123(R), disregarding the estimate of forfeiture related to service-based vesting conditions, and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are described in Note 10 to our audited financial statements for the fiscal year ended April 30, 2007, included in our Annual Report on Form 10-K that was filed with the SEC on July 16, 2007. All grants were made subject to individual award agreements, the form of which was previously filed with the SEC.

The following options were outstanding as of April 30, 2007: Mr. Avis: 50,000; Mr. Harper: 90,000; Mr. Hasler: 50,000; Dr. Manoliu: 40,000; and Mr. Sugishita: 67,500.

The following table sets forth each grant of options to Ditech’s non-employee directors during fiscal 2007 under the 1999 Non-Employee Directors’ Stock Option Plan, as amended (“Directors’ Plan”), together with the exercise price per share and grant fair value of each award computed in accordance with FAS 123(R) using the Black-Scholes model.

Name	Options Granted in Fiscal 2007	Grant Date	Exercise Price Per Share ($)	Grant Date Fair Value of Option Award ($)
Gregory M. Avis	10,000	9/15/06	8.30	50,985
Edwin L. Harper	10,000	9/15/06	8.30	50,985
William A. Hasler	10,000	9/15/06	8.30	50,985
Andrei M. Manoliu, Ph.D.	10,000	9/15/06	8.30	50,985
David M. Sugishita	10,000	9/15/06	8.30	50,985

Standard Cash Compensation Arrangements With Outside Directors.   During fiscal 2007, the standard amounts of cash compensation for our non-employee was as set forth in the table below. In June 2007, the Board, upon the recommendation of the Corporate Governance and Nominating Committee, increased the cash compensation paid to outside directors, effective as of the first day of fiscal 2008, as set forth in the table below. Additionally, directors are entitled to be reimbursed for certain expenses in connection with attendance at board and committee meetings.

	During Fiscal 2007	Effective May 1, 2008
Annual Retainer:
Board Members	$16,000	$25,000
Lead Independent Director (additional)	—	$15,000
Audit Committee Chairperson	$5,000	$7,500
Compensation Committee Chairperson	$2,500	$5,000
Corporate Governance and Nominating
Committee Chairperson	$2,500	$5,000
Meeting Fees:
Board of Directors
Annual offsite regular meeting	$2,500	$2,500
Regular meeting	$1,000	$1,000
Special (telephonic)	$250	$500
Audit Committee
Regular meeting	$2,500	$2,500
Special (in person)	$1,000	$1,000
Special (telephonic)	$500	$750
Compensation Committee
Regular meeting	$2,000	$2,000
Special	$500	$750
Corporate Governance and Nominating Committee
Regular meeting	$2,000	$2,000
Special	$500	$750

Equity Compensation for Outside Directors.   Pursuant to the Directors’ Plan, upon initial appointment, each non-employee director is automatically granted an option to purchase 35,000 shares of Ditech’s Common Stock, which is subject to annual vesting over a four-year period from the date of grant. In addition, each non-employee director will automatically be granted a fully-vested option to purchase 10,000 shares of Ditech’s Common Stock immediately following each annual meeting of stockholders; provided, that such person has served as a non-employee director of Ditech for at least six months as of the date of the applicable annual meeting of stockholders. These options are granted at 100% of the fair market value of the Common Stock on the date of grant and have a five-year term. Pursuant to the Directors’ Plan, the initial grants and the annual grants are non-discretionary and are granted automatically, without any further action by Ditech, the Board or the stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND  INSIDER PARTICIPATION

During fiscal year 2007, the Compensation Committee was composed of three members: Messrs. Avis, Hasler and Harper. No member of the Compensation Committee was or has ever been an officer or employee of Ditech or its subsidiaries. No member of the Compensation Committee serves as an executive officer of another entity that has as a member of the board of directors or compensation committee of the other entity one or more executive officers of Ditech. On August 15, 2007, the Board appointed Mr. Harper Interim Chief Executive Officer of Ditech and simultaneously removed him as a member and chairman of the Compensation Committee.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee of the Board of Ditech has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis and, based upon the review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
Edwin L. Harper (Chairman)*
Gregory M. Avis
William A. Hasler

*                    On August 15, 2007, the Board appointed Mr. Harper Interim Chief Executive Officer of Ditech and simultaneously removed him as a member and chairman of the Compensation Committee.

(1)          The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Ditech under the Securities Act of 1933 or the Securities Exchange Act of 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Ditech has entered into indemnity agreements with certain officers and directors which provide, among other things, that Ditech will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Ditech, and otherwise to the fullest extent permitted under Delaware law and Ditech’s By-laws.

POLICIES AND PROCEDURES FOR REVIEW OF RELATED PARTY TRANSACTIONS

Pursuant to the charter of our Audit Committee, unless previously approved by another independent committee of our Board of Directors, our Audit Committee reviews and, if determined appropriate, approves all related person transactions. It is management’s responsibility to bring related person transactions to the attention of the members of the Audit Committee.

Our Code of Conduct and Ethics provides that our employees, including our officers and directors, should avoid conflicts of interest that occur when their personal interests may interfere in any way with the performance of their duties or the best interests of Ditech. Our Code of Conduct and Ethics also addresses specific types of related person transactions and how they should be addressed. All of our employees, including our officers and directors, are expected and required to adhere to the Code of Conduct and Ethics. If an officer or director has any questions regarding whether a potential transaction would be in violation of the Code of Conduct and Ethics, they are required to bring this to the attention of our Compliance Officer or General Counsel. If the potential transaction is a related person transaction, it would be recognized as such and brought to the Audit Committee for pre-approval.

Further, each of our officers and directors is knowledgeable regarding the requirements of obtaining approval of related person transactions and is responsible for identifying any related-person transaction involving such officer or director or his or her affiliates and immediate family members and seeking approval from our Audit Committee before he or she or, with respect to immediate family members, any of their affiliates, may engage in the transaction.

Our Audit Committee will take into account all relevant factors when determining whether to approve or disapprove of any related person transaction.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Ditech stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Investor Relations Department, Ditech Networks, Inc., 825 E. Middlefield Road, Mountain View, CA 94043 or contact Kimberly Canigiula by telephone at (650) 623-1357 or by email at kimberly@ditechnetworks.com. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

William J. Tamblyn
Secretary
September 10, 2007

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended April 30, 2007 is available without charge upon written request to Investor Relations Department, Ditech Networks, Inc., 825 E. Middlefield Road, Mountain View, CA 94043 or by contacting Kimberly Canigiula by telephone at (650) 623-1357 or by email at kimberly@ditechnetworks.com.

APPENDIX A

DITECH NETWORKS, INC.

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

ORGANIZATION

The Audit Committee of the Board of Directors of Ditech Networks, Inc. (the “Company”) shall consist of at least three members of the Company’s Board of Directors (the “Board”). No Audit Committee member shall be an employee of the Company and each member shall be free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board of Directors, and is otherwise independent in accordance with the independence requirements of The Nasdaq Stock Market and the rules and regulations of the Securities and Exchange Commission (“SEC”); provided, however, that if permitted by the Nasdaq rules and the rules and regulations of the SEC, one member need not meet the independence requirements under the conditions specified by such requirements and rules and regulations. The members of the Audit Committee shall also be able to read and understand the financial statements of the Company and otherwise comply with the financial sophistication and experience requirements of The Nasdaq Stock Market and SEC rules and regulations.

STATEMENT OF PURPOSE AND POLICY

The primary purpose of the Audit Committee shall be to provide assistance to, and act on behalf of, the Board in fulfilling its responsibility to the stockholders, potential stockholders, and investment community relating to corporate accounting and financial reporting processes of the Company, the audits of the Company’s financial statements, the Company’s systems of internal control over financial reporting, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the Company’s directors, independent registered public accounting firm (“independent auditors”), and management team. Moreover, the Company’s independent auditors shall report directly to the Audit Committee. The Audit Committee shall also establish procedures, and maintain easy access to the Audit Committee, for all employees and consultants to the Company to voice concerns and report potential misconduct to the Audit Committee. The Audit Committee shall also have a clear understanding with the Company’s independent auditors that the independent auditors are accountable to the Board and Audit Committee, as representatives of the Company’s stockholders.

AUTHORITY

The Audit Committee shall have authority to appoint, determine compensation for, at the expense of the Company, retain and oversee the independent auditors as set forth in Section 10A(m)(2) of the Securities Exchange Act of 1934, as amended, and the rules thereunder, and otherwise to fulfill its responsibilities under this charter. The Audit Committee shall have authority to retain and determine compensation for, at the expense of the Company, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Audit Committee shall also have authority to pay, at the expense of the Company, ordinary administrative expenses that, as determined by the Audit Committee, are necessary or appropriate in carrying out its duties. The Audit Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Audit Committee to discharge his or her responsibilities hereunder. The Audit Committee shall have authority to require that any of the Company’s personnel, counsel, independent auditors or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Audit Committee or meet with any member of the Audit Committee or any of its special legal, accounting or other advisors and consultants. To the extent permitted by law and the

Company’s bylaws, the Audit Committee may delegate its authority to a subcommittee of one or more members of the Audit Committee.

RESPONSIBILITIES

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and to best enable it to fulfill its obligation to oversee, for the benefit of the directors and stockholders, the corporate accounting and reporting practices of the Company for the purpose of determining that they are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the Audit Committee shall:

1.     Have sole authority to hire and terminate the Company’s independent auditors.

2.     Negotiate, execute and deliver the engagement letter to be entered into between the Company and its independent auditors, and establish the compensation to be received by the independent auditors.

3.     Evaluate on a periodic basis the independent auditors engaged to audit the financial statements of the Company and its divisions and subsidiaries.

4.     Have the sole authority to approve all audit, review and attest services, as well as non-audit services to be performed by the independent auditors (but only as permitted by the Nasdaq rules and the rules and regulations of the SEC), which authority with respect to non-audit services the Audit Committee may delegate to one or more members of the Audit Committee from time to time.

5.     Receive written statements from the independent auditors delineating all relationships between the independent auditors and the Company consistent with Independence Standards Board Standard No. 1, and consider and discuss with the auditors any disclosed relationships or services that could impact the auditors’ objectivity and independence, and if so determined by the Audit Committee, take, or recommend that the Board take, appropriate action to oversee the independence of the auditors.

6.     Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

7.     Resolve any disagreements between the independent auditors and management regarding financial reporting.

8.     Review with the independent auditors and the Company’s financial and accounting personnel the adequacy and effectiveness of the accounting and control over financial reporting of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

9.     Review the financial statements contained in the annual report to stockholders with management and the independent auditors, as well as any significant correcting adjustments identified by the independent auditors or disagreements between management and the independent auditors, to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the stockholders.

10.   Review the financial statements and Management’s Discussion and Analysis section of the corporation’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q for purpose of determining if Company’s periodic reports adequately disclose the information required to be presented therein.

11.   Review and approve (to the extent required by the Nasdaq rules) related person transactions required to be disclosed in the Company’s proxy statement filed with the SEC.

12.   Review, prior to announcement, Company press releases and other disclosures containing financial information for the purpose of ensuring that such press releases and other disclosures properly disclose the financial information presented therein.

13.   Meet with the independent auditors and senior management in separate executive sessions to discuss any matters that the Audit Committee, the independent auditors or senior management believe should be discussed privately with the Audit Committee. Discuss and evaluate, among other things, the cooperation received by the independent auditors during their audit examination, including their access to all requested records, data and information, the sufficiency of the Company’s financial, accounting and auditing personnel, and the responsiveness of the independent auditors to the Company’s needs.

14.   Review accounting and financial human resources planning within the Company.

15.   Investigate any matter brought to its attention within the scope of its duties.

16.   Review and assess the adequacy of this charter annually (or such other times as appropriate or desirable) and recommend any proposed changes to the Board for approval.

17.   Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Audit Committee meeting with, the Board.

18.   Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

19.   Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and a policy of open access to the members of the Audit Committee by the employees and consultants to the Company, to enable the employees and consultants to bring to the attention of the Audit Committee concerns held by such employees and consultants regarding the financial reporting of the Company, and to report potential misconduct to the Audit Committee.

20.   Perform such other functions and to have such power as it may deem necessary or advisable in the efficient and lawful discharge of the foregoing.

The operation of the Audit Committee shall be subject to the By-laws as in effect from time to time and Section 141 of the Delaware General Corporation Law.

APPENDIX B

DITECH NETWORKS, INC.

CHARTER OF THE CORPORATE GOVERNANCE AND NOMINATING
COMMITTEE OF THE BOARD OF DIRECTORS

ORGANIZATION

The Corporate Governance and Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of Ditech Communications Corporation, a Delaware corporation (the “Company”), shall consist of at least two (2) members of the Board. No Committee member shall be an employee of the Company and each member shall be free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board, in accordance with the applicable independence requirements of The Nasdaq Stock Market and the rules and regulations of the Securities and Exchange Commission (“SEC”). The members of the Committee and the Committee chairperson shall be appointed by the Board.

STATEMENT OF POLICY

The purpose of the Committee shall be to (i) oversee all aspects of the Company’s corporate governance functions on behalf of the Board; (ii) make recommendations to the Board regarding corporate governance issues; (iii) identify, review and evaluate candidates to serve as directors of the Company; (iv) serve as a focal point for communication between such candidates, non-committee directors and the Company’s management; (v) recommend such candidates to the Board; and (vi) make such other recommendations to the Board regarding affairs relating to the directors of the Company, including director compensation.

OPERATING PRINCIPLES AND PROCESSES

In fulfilling its function and responsibilities, the Committee should give due consideration to the following operating principles and processes:

•       Communication—Regular and meaningful contact throughout the year with the Board, committee chairpersons, members of senior management and independent professional advisors to the Board and its various committees, as applicable, is viewed as important for strengthening the Committee’s knowledge of relevant current and prospective corporate governance issues.

•       Committee Education/Orientation—Developing with management and participating in a process for systematic review of important corporate governance issues and trends in corporate governance practices that could potentially impact the Company will enhance the effectiveness of the Committee.

•       Resources—The Committee shall be authorized to access such internal and, in consultation with other members of the Board, external resources as the Committee deems necessary or appropriate to fulfill its defined responsibilities, including engagement of independent counsel, consultants and other professional advisors, as well as executive search firms to help identify director candidates. The Committee shall have sole authority to approve fees, costs and other terms of engagement of such outside resources. The Committee shall have the authority to perform such other functions, and shall have such powers, as may be necessary or appropriate in the efficient and lawful discharge of its responsibilities hereunder.

•       Reporting to the Board—The Committee, through the Committee chairperson, shall report all material activities of the Committee to the Board from time to time, or whenever so requested by the Board.

RESPONSIBILITIES

The operation of the Committee will be subject to the provisions of the Bylaws of the Company and the Delaware General Corporation Law, each as in effect from time to time. The Committee will have the full power and authority to carry out the following primary responsibilities or to delegate such power and authority to one (1) or more subcommittees of the Committee:

•       Director Nominations—The Committee, in consultation with other members of the Board, has the primary responsibility for establishing criteria for Board membership and identifying, evaluating, reviewing and recommending qualified candidates to serve on the Board, including consideration of any potential conflicts of interest as well as applicable independence and experience requirements.

The Committee shall also have the primary responsibility for evaluating, reviewing and considering the recommendation for nomination of current directors for reelection to the Board as well as monitoring the size of the Board. The selection of nominees for director to be presented to the stockholders for election or reelection, and the selection of new Directors to fill vacancies and newly created directorships on the Board, shall be made by the full Board based on the recommendations of the Committee.

The Committee shall have the power and authority to consider board nominees and proposals submitted by the Company’s stockholders and to establish any procedures, including procedures to facilitate stockholder communication with the Board of Directors, and to make any such disclosures required by applicable law in the course of exercising such authority.

•       Board Assessment—The Committee shall periodically review, discuss and assess the performance of the Board, including Board committees, seeking input from senior management, the full Board and others. The assessment includes evaluation of the Board’s contribution as a whole, specific areas in which the Board and/or management believe better contributions could be made, and overall Board composition and makeup, including the reelection of current Board members. The factors to be considered shall include whether the Directors, both individually and collectively, can and do provide the skills and expertise appropriate for the Company. The Committee shall also consider and assess the independence of Directors, including whether a majority of the Board is independent from management in both fact and appearance, as well as within the meaning prescribed by The Nasdaq Stock Market. The results of such reviews shall be provided to the Board for further discussion as appropriate.

•       Board Committee Nominations—The Committee, in consultation with other members of the Board, and after due consideration of the wishes, independence and experience of the individual directors and independence and experience requirements in accordance with The Nasdaq Stock Market, the rules and regulations of the Securities and Exchange Commission and applicable law, shall recommend to the entire Board annually the chairmanship and membership of each committee.

•       Continuing Education—The Committee shall also consider, after review of the qualifications and experience of the members of the Board, whether to recommend to any of the members of the Board that they participate in a program for the continuing education of directors.

•       Corporate Governance Principles—The Committee shall develop a set of corporate governance principles to be applicable to the Company, shall periodically review and assess these principles and their application, and shall recommend any changes deemed appropriate to the Board for its consideration. Further, the Committee shall periodically review Company policy statements to determine their adherence to the Company’s Code of Conduct.

•       Procedures for Information Dissemination—The Committee shall oversee and review the processes and procedures used by the Company to provide information to the Board and its committees. The

Committee should consider, among other factors, the reporting channels through which the Board and its committees receive information and the level of access to outside advisors where necessary or appropriate, as well as the procedures for providing accurate, relevant and appropriately detailed information to the Board and its committees on a timely basis.

•       Director Compensation—The Committee shall periodically review the compensation paid to non-employee Directors for their service on the Board and its committees and recommend any changes considered appropriate to the full Board for its approval.

MEETINGS

The Committee will hold at least one (1) regular meeting per year and additional meetings as the Committee deems appropriate. At the discretion of the Committee, the President, Chief Executive Officer, Chairman of the Board (if so designated) and Chief Financial Officer may attend any meeting of the Committee, except for portions of the meetings where his, her or their presence would be inappropriate, as determined by the Committee.

MINUTES AND REPORTS

Minutes of each meeting will be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Chairman of the Committee will report to the Board from time to time, or whenever so requested by the Board.

APPENDIX C

DITECH NETWORKS, INC.
CHARTER OF THE COMPENSATION COMMITTEE

PURPOSE

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Ditech Networks, Inc. (the “Company”) shall be to act on behalf of the Board in fulfilling the Board’s responsibilities to oversee the Company’s compensation policies, plans and programs, and to review and determine the compensation to be paid to the Company’s executive officers, as well as to prepare and review the Committee report included in the Company’s annual proxy statement in accordance with applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) in effect from time to time. The term “compensation” shall include salary, long-term incentives, bonuses, perquisites, equity incentives, severance arrangements, retirement benefits and other related benefits and benefit plans.

COMPOSITION

The Committee shall consist of at least two members of the Board of Directors. All members of the Committee shall satisfy the independence requirements of the Nasdaq National Stock Market (“Nasdaq”) applicable to compensation committee members, as in effect from time to time, when and as required by Nasdaq, provided that one member need not be “independent” if permitted by any Nasdaq exceptions to these requirements. At least two members of the Committee shall satisfy the “non-employee director” standard within the meaning of Section 16b-3 of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) and the “outside director” standard within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). The members of the Committee shall be appointed by and serve at the discretion of the Board. Vacancies occurring on the Committee shall be filled by the Board. The Committee’s chairperson shall be designated by the Board.

MEETINGS AND MINUTES

The Committee shall hold such regular or special meetings as its members deem necessary or appropriate. Minutes of each meeting of the Committee shall be prepared by or at the direction of the Secretary of the Company and included in the books and records of the Company, and shall be distributed to each director of the Company upon request. The Committee shall report to the Board from time and time and whenever requested to do so by the Board.

AUTHORITY

The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall have the authority to obtain, at the expense of the Company, advice and assistance from internal or external legal, accounting or other advisors and consultants. Other reasonable expenditures for external resources that the Committee deems necessary or appropriate in the performance of its duties are permitted. The Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Committee to grant stock awards under the Company’s equity incentive plans to persons who are not (a) “Covered Employees” under Section 162(m) of the Code; (b) individuals with respect to whom the Company wishes to comply with Section 162(m) of the Code or (c) then subject to Section 16 of the Exchange Act. The operation of the Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law. The approval of this

Compensation Committee Charter shall be construed as a delegation of authority to the Committee with respect to the responsibilities set forth herein.

RESPONSIBILITIES

To implement the Committee’s purpose and policies, the Committee shall be charged with the following duties and responsibilities. The Committee may supplement and, except as otherwise required by applicable law or the requirements of Nasdaq, deviate from these activities as appropriate under the circumstances:

1.     Overall Compensation Strategy.   The Committee shall review, modify (as needed) and approve the overall compensation strategy and policies for the Company, including:

•       reviewing and approving corporate performance goals and objectives relevant to the compensation of the Company’s officers (as that term is defined in Section 16 of the Exchange Act and Rule 16a-1 thereunder, referred to herein as “executive officers”);

•       evaluating and recommending to the Board the compensation plans and programs advisable for the Company, as well as modification or termination of existing plans and programs;

•       establishing policies with respect to equity compensation arrangements; and

•       reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for the Company’s executive officers.

2.     Compensation of Chief Executive Officer.

The Committee shall determine and approve the compensation and other terms of employment of the Company’s Chief Executive Officer and shall evaluate the Chief Executive Officer’s performance in light of relevant corporate performance goals and objectives.

In determining the long-term incentive component of the Chief Executive Officer’s compensation, the Committee should consider the Company’s performance and relative stockholder return, the value of similar incentive awards given to chief executive officers of comparable companies, the awards given to the Company’s Chief Executive Officer in past years, and such other criteria as the Committee deems advisable.

The Chief Executive Officer may not be present during the voting or deliberations regarding his or her compensation.

3.     Compensation of Other Executive Officers.   The Committee shall review and approve the individual and corporate performance goals and objectives of the Company’s other executive officers that are periodically established. The Committee shall determine and approve the compensation and other terms of employment of these executive officers, taking into consideration the success in achieving his or her individual performance goals and objectives and the corporate performance goals and objectives deemed relevant to the officer as established by the Committee.

4.     Administration of Benefit Plans.   The Committee shall recommend to the Board the adoption, amendment and termination of the Company’s stock option plans, stock appreciation rights plans, pension and profit sharing plans, incentive plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans and similar programs. The Committee shall have full power and authority to administer these plans, establish guidelines, interpret plan documents, select participants, approve grants and awards, and exercise such other power and authority as may be permitted or required under such plans.

5.     Insurance Coverage.   The Committee shall review and establish appropriate insurance coverage for the Company’s directors and executive officers.

6.     Committee Self-Assessment.   The Committee shall review, discuss and assess its own performance at least annually. The Committee shall also periodically review and assess the adequacy of this charter, including the Committee’s role and responsibilities as outlined in this Charter, and shall recommend any proposed changes to the Board for its consideration.

7.     Proxy Statement Report.   The Committee shall prepare a report to be filed with the Company’s proxy or information statement which shall disclose the compensation policies applicable to the Company’s executive officers.

8.     Other Functions.   The Committee shall perform such other functions and have such other powers as may be necessary or convenient in the efficient discharge of the foregoing.

DITECH NETWORKS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 10, 2007

The undersigned hereby appoints Edwin L. Harper and William J. Tamblyn, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Ditech Networks, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Ditech Networks, Inc. to be held at the offices of Ditech Networks, Inc., 825 E. Middlefield Road, Mountain View, California 94043, on Wednesday, October 10, 2007 at 1:00 p.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.  IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1:    To elect one director to hold office until the 2010 Annual Meeting of Stockholders.

☐	FOR the nominee listed below	☐	WITHHOLD AUTHORITY

	(except as marked to the contrary		to vote for the nominee
	below).		listed below.

Nominee:       Mr. William A. Hasler.

To withhold authority to vote for any nominee(s) write such nominee(s)’ name(s) below:

(continued on next page)

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2:          To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm of Ditech for its fiscal year ending April 30, 2008.

☐	FOR	☐	AGAINST	☐	ABSTAIN

DATED

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.